ARTICLES SUPPLEMENTARY
                                       OF
                         PRINCIPAL INVESTORS FUND, INC.


      Principal Investors Fund, Inc., a Maryland Corporation having its principal office in this state in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST: On the 11th day of March, 2002, a resolution was unanimously approved by the Board of Directors, in accordance with Section 2-105(a)(9) of Maryland General Corporation Law, authorizing amendment to the Articles of Incorporation of this Corporation. The purpose of said Amendment is to reclassify the shares of the International Emerging Markets Portfolio - Class D to shares of the Preferred Securities Fund - Institutional Class. The number of shares of stock of the Corporation (seven billion three hundred ninety million (7,390,000,000) shares, of the par value of one cent ($0.01) each and of the aggregate par value of seventy-three million nine hundred thousand dollars ($73,900,000)) will not be changed by this reclassification.

     SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     THIRD: No stock entitled to be voted on the proposed Amendment was outstanding or subscribed for at the time the Board of Directors adopted the resolutions.

     FOURTH: The Board of Directors believes the resolution is in the best interests of the Corporation.

     FIFTH: The Articles of Supplementary shall become effective immediately upon filing.

      IN WITNESS WHEREOF, the undersigned officers of Principal Investors Fund, Inc., have executed the foregoing Articles Supplementary and hereby acknowledge the same to be their voluntary act and deed.

Dated the 16th day of April, 2002.

                                By     /s/ A. S. Filean
                                    --------------------------------------------
                                    Arthur S. Filean


                                By     /s/ Ralph C. Eucher
                                    --------------------------------------------
                                    Ralph C. Eucher

     IN WITNESS WHEREOF, Principal Investors Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President as attested by its Secretary on March 11, 2002.


                                Principal Investors Fund, Inc.


                                By  /s/ Ralph C. Eucher
                                   ---------------------------------------------
                                   Ralph C. Eucher, President

Attest

/s/ A. S. Filean
Arthur S. Filean, Secretary





The UNDERSIGNED, President of Principal Investors Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


/s/ Ralph C. Eucher
Ralph C. Eucher
President, Principal Investors Fund, Inc.